Exhibit 99.1
ION Announces $40.7 Million Private Placement
of Common Stock to Retire Short-Term Bridge Loan
Also Revises Financial Covenants Under Senior Secured Credit Facility
HOUSTON, TX — June 2, 2009 — ION Geophysical Corporation (NYSE: IO) today announced that it has entered into definitive agreements with certain institutional investors with respect to the private placement of 18.5 million shares of its common stock at a purchase price of $2.20 per share, for gross proceeds of approximately $40.7 million. In addition, ION has completed an amendment of its senior secured credit facility to loosen certain financial covenants and enhance its financial flexibility.
The net proceeds received by ION in the private placement will be approximately $38.0 million. ION will use the net proceeds, along with approximately $3.0 million of cash on hand, to repay in full the bridge loan under ION’s Bridge Loan Agreement dated as of December 30, 2008, with Jefferies Finance LLC. Repaying the bridge loan prior to its maturity will eliminate the need to pay certain duration payments associated with the loan and will reduce ION’s cash interest expenses.
After the repayment of the bridge loan, ION will have outstanding indebtedness of approximately $248.6 million, consisting of approximately $115.6 million in five-year term borrowings and $98.0 million in revolving credit facility borrowings under ION’s senior secured credit facility, $35.0 million of subordinated indebtedness outstanding under a five-year term promissory note issued to one of ARAM’s selling shareholders as part of the purchase of ARAM in September 2008, and various capital lease obligations.
The shares of common stock have not yet been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or exemption from registration. This notice is issued pursuant to Rule 135c under the Securities Act of 1933 and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
About ION
ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission.

Contacts
ION (Investor relations)
Chief Financial Officer
Brian Hanson, +1 281.879.3672
ION (Media relations)
Director — Marketing Programs
Karen Abercrombie, +1 713.366.7281
karen.abercrombie@iongeo.com
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The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission.